Exhibit 99.1

NEWS RELEASE
Nash Finch Company

NASH FINCH REPORTS FIRST QUARTER 2005 RESULTS

Net Income Increases 49%

Revenue Growth Continues in Food Distribution and Military

Strategic Acquisition Integration Underway

MINNEAPOLIS (April 21, 2005) — Nash Finch Company (Nasdaq: NAFC), a leading national food distributor, today announced that earnings for the first quarter of 2005 were $7.0 million, or $0.54 per diluted share, as compared to $4.7 million, or $0.38 per diluted share for the first quarter last year, an increase of 49 percent.  Total sales for the quarter rose to $882.2 million versus $879.5 million in the prior-year quarter.  Sales growth in the food distribution and military segments more than offset the revenue impact of closing the Company’s underperforming retail stores at the end of the second quarter 2004.  “We are pleased with the results of our quarter which are in line with our expectations and represent increases in profitability across all segments of our business,” said Ron Marshall, Chief Executive Officer.  “Moreover we completed the acquisition of the distribution centers in Lima and Westville shortly after the close of the first quarter and integration efforts are proceeding according to plan.”

Food Distribution Results

Food distribution segment sales for the first quarter of 2005 improved to $450.4 million versus $431.1 million in the prior-year quarter, an increase of 4.5 percent.  Sales improvements were principally the result of new account gains and same store sales increases by many of our customers. Food distribution segment profits increased to $15.6 million, or 3.5 percent of sales, versus $14.5 million, or 3.4 percent of sales, in the first quarter of 2004.

Military Distribution Results

Military segment sales were $263.5 million compared to $253.7 million for the first quarter of 2004, an increase of 3.9 percent.  The sales growth was the result of increased customer traffic in both domestic and overseas commissaries.  Segment profits were $8.9 million, or 3.4 percent of sales, versus $8.2 million, or 3.2 percent of sales, for the year-ago period.

Retail Results

Corporate retail sales were $168.3 million in the first quarter versus $194.6 million in the prior-year quarter.  Retail segment profits were $5.6 million, or 3.3 percent of sales, for the first quarter of 2005 as compared to $2.8 million, or 1.4 percent of sales, in the prior-year period.  Same-store sales decreased 0.6 percent for the first quarter of 2005 relative to the first quarter of 2004.  Both the relatively flat same store sales figure and the profit margin represent significant improvement over the prior year.  These improvements are the result of more effective promotional spending in the 2005 quarter relative to the same quarter one year ago, the decision to close a number of underperforming stores in fiscal 2004 and the timing of the Easter holiday in 2005 versus 2004.  The Company’s total store count at the end of the first quarter was 84 compared to 106 at the end of the first quarter last year.

Food Distribution Acquisition

On March 31, 2005 the Company announced it had completed the purchase from Roundy’s Inc. of the net assets, including customer contracts, of the wholesale food distribution divisions in Westville, Indiana, and Lima, Ohio, and two retail stores in Ironton and Van Wert, Ohio, for approximately $225 million.

The Westville and Lima Divisions represent approximately $1.0 billion in annual food distribution sales, servicing approximately 500 stores principally in Indiana, Illinois, Ohio and Michigan. The Company expects the acquisition will be immediately accretive to earnings.  Depending on the purchase accounting allocations and related amortization, operating profits, defined as sales less cost of sales and selling, general and administrative expense, are expected to increase by $31 to $33 million during the first twelve months following the acquisition, net of implementation costs of approximately $3 million.  This estimate includes a portion of the annual synergies expected to be realized over several years.  No facility closures are expected given the strategic fit of these distribution centers into the Nash Finch network.

“The acquisition is a key element of our Food Distribution strategy,” said Ron Marshall.  “We gain successful customers with a proven track record within their market areas as well as the opportunity to expand marketing and merchandising programs across our network.  We are committed to helping our customers compete in an ever changing marketplace.”

The acquisition was financed through the private placement of senior subordinated convertible notes that was completed on March 15, 2005 as well as borrowings under the Company’s bank credit facility.  The convertible offering represented $150.1 million in aggregate gross proceeds (or $322.0 million aggregate principal amount at maturity) of notes due 2035. The Company granted the initial purchasers a 30-day option to purchase up to an additional 10% of the aggregate principal amount at maturity of the notes.  This option was not exercised.

Cash interest at the rate of 3.50% per year is payable semi-annually on the issue price of the notes until March 15, 2013.  After that date, cash interest will not be payable and original issue discount for non-tax purposes will accrue on the notes at a daily rate of 3.50% per year beginning on March 15, 2013 until the maturity date of the notes.  On the maturity date of the notes, a holder will receive $1,000 per note.

The notes will be convertible at the option of the holder, only upon the occurrence of certain events, at an initial conversion price of $50.05 per share, representing a 36.50% premium over the last reported sale price of our common stock on March 9, 2005, which was $36.67.  Upon conversion, the Company will pay the holder the conversion value in cash up to the accreted principal amount of the note and the excess conversion value, if any, in cash, Nash Finch common stock or both, at the option of the Company.

The Company may redeem all or a portion of the notes for cash at any time on or after the eighth anniversary of the issuance of the notes.  Holders may require the Company to purchase for cash all or a portion of the notes on the 8th, 10th, 15th, 20th and 25th anniversaries of the issuance of the notes.  In addition, upon specified change in control events, each holder will have the option, subject to certain limitations, to require the Company to purchase for cash all or any portion of such holder’s notes.

Outlook

The Company is reaffirming its earnings guidance range of between $3.40 and $3.55 in diluted earnings per share for fiscal 2005 before the accretive effect of the acquisition discussed above.  This range compares to fiscal 2004 earnings from continuing operations of $14.9 million, or $1.18 per diluted share.  Fiscal 2004 results included several events, listed on the schedule attached to this release, which had a net unfavorable impact of $24.0 million, or $1.89 per diluted share, the largest of which was a special charge of $21.0 million, or $1.66 per diluted share, involving primarily non-cash costs associated with the disposition of 21 retail stores.

A conference call to review first quarter results is scheduled for 10 a.m. (CT) on April 21, 2005.  Interested participants can listen to the conference call over the Internet by logging onto the “Investor Relations” portion of Nash Finch’s website at http://www.nashfinch.com.  A replay of the Internet broadcast will be available and the transcript of the call will be archived on the “Investor Relations” portion of Nash Finch’s website under the heading “Audio Archives.”  A copy of this press release and the other financial and statistical information about the periods to be discussed in the conference call will be available at the time of the call on the “Investor Relations” portion of the Nash Finch website under the caption “Press Releases.”

Nash Finch Company is a Fortune 500 company and one of the leading food distribution companies in the United States, with nearly $4 billion in fiscal 2004 sales. In March, 2005, the Company acquired two distribution centers representing an additional nearly $1 billion in annual food distribution sales.  Nash Finch Company’s core business, food distribution, serves independent retailers and military commissaries in 28 states, the District of Columbia, Europe, Cuba, Puerto Rico, Iceland, the Azores and Honduras.  The Company also owns and operates a base of over 80 retail stores, principally supermarkets under the Econofoods, Family Thrift Center and Sun Mart trade names.  Nash Finch employs nearly 10,000 associates and is publicly traded on the NASDAQ under the symbol “NAFC.”  Further information is available on the Company’s website at www.nashfinch.com.

The statements in this release that refer to anticipated financial results, plans and developments are forward-looking statements based on current expectations and assumptions, and entail risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements.  Important factors that could cause material differences include the Company’s ability to successfully integrate into its business the distribution centers acquired and to retain the customers of those distribution centers; the effect of competition on the Company’s distribution and retail businesses; the Company’s ability to successfully execute plans to improve retail operations and to expand wholesale operations; general economic conditions; credit risk from financial accommodations extended to customers; the success or failure of new business ventures and initiatives; changes in consumer spending and buying patterns; risks entailed by expansion, affiliations and acquisitions; limitations on financial and operating flexibility due to debt levels and debt instrument covenants; possible changes to the military commissary system;  and other cautionary factors discussed in the Company’s periodic reports filed with the SEC.  The Company does not undertake to update forward-looking statements to reflect future events or circumstances, but investors are advised to consult future disclosures involving these topics in our periodic reports filed with the SEC.

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Contact:  LeAnne M. Stewart, 952-844-1060

NASH FINCH COMPANY AND SUBSIDIARIES

Consolidated Statements of Income (unaudited)

(In thousands, except per share amounts)

	Twelve Weeks Ended
	March 26, 2005	March 27, 2004

Sales	$882,238	879,454

Cost and expenses:
Cost of sales	790,806	781,607
Selling, general and administrative	67,933	73,429
Depreciation and amortization	8,374	10,156
Interest expense	3,764	6,505
Total cost and expenses	870,877	871,697

Earnings before income taxes	11,361	7,757

Income tax expense	4,386	3,025

Net earnings	$6,975	4,732

Net earnings per share:
Basic earnings per share:	$0.55	0.39

Diluted earnings per share:	$0.54	0.38

Cash dividends per common share	$0.135	0.135

Weighted average number of common shares outstanding and common equivalent shares outstanding:
Basic	12,687	12,276
Diluted	13,014	12,445

NASH FINCH COMPANY AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except per share amounts)

	March 26, 2005	January 1, 2005	March 27, 2004
	(unaudited)		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$160,397	5,029	9,069
Accounts and notes receivable, net	151,882	157,397	148,208
Inventories	229,434	213,343	242,512
Prepaid expenses	18,635	15,524	13,529
Deferred tax assets	8,283	9,294	5,850
Total current assets	568,631	400,587	419,168

Investments in marketable securities	681	1,661	20
Notes receivable, net	25,213	26,554	32,901

Property, plant and equipment:
Land	21,289	21,289	24,000
Buildings and improvements	155,534	155,906	160,735
Furniture, fixtures and equipment	300,839	300,432	323,488
Leasehold improvements	71,198	71,907	87,141
Construction in progress	1,198	1,784	461
Assets under capitalized leases	40,171	40,171	41,570
	590,229	591,489	637,395
Less accumulated depreciation and amortization	(382,372)	(377,820)	(384,109)
Net property, plant and equipment	207,857	213,669	253,286

Goodwill	147,435	147,435	149,792
Investment in direct financing leases	10,650	10,876	13,148
Deferred tax asset, net	3,159	2,560	—
Other assets	18,172	12,286	13,182
Total assets	$981,798	815,628	881,497

Liabilities and Stockholders’ Equity
Current liabilities:
Outstanding checks	$10,145	11,344	6,152
Current maturities of long-term debt and capitalized lease obligations	5,444	5,440	5,371
Accounts payable	196,079	180,359	171,956
Accrued expenses	74,945	72,200	80,669
Income taxes payable	13,127	10,819	10,405
Total current liabilities	299,740	280,162	274,553

Long-term debt	339,033	199,243	281,600
Capitalized lease obligations	39,664	40,360	43,959
Deferred tax liability, net	—	—	7,524
Other liabilities	21,263	21,935	11,287
Commitments and contingencies	—	—	—
Stockholders’ equity:
Preferred stock - no par value Authorized 500 shares; none issued	—	—	—
Common stock of $1.66 2/3 par value Authorized 50,000 shares, issued 12,693, 12,657 and 12,314 shares, respectively	21,155	21,096	20,524
Additional paid-in capital	35,787	34,848	30,026
Restricted stock	(179)	(224)	(400)
Common stock held in trust	(1,652)	(1,652)	—
Deferred compensation obligations	1,652	1,652	—
Accumulated other comprehensive income	(3,399)	(5,262)	(5,678)
Retained earnings	228,940	223,676	218,500
	282,304	274,134	262,972
Less cost of 11, 11 and 21 shares of common stock in treasury, respectively	(206)	(206)	(398)
Total stockholders’ equity	282,098	273,928	262,574

Total liabilities and stockholders’ equity	$981,798	815,628	881,497

NASH FINCH COMPANY AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Twelve Weeks Ended
	March 26, 2005	March 27, 2004
Operating activities:
Net earnings	$6,975	4,732
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,374	10,156
Amortization of deferred financing costs	173	259
Amortization of rebatable loans	476	714
Provision for bad debts	577	780
Deferred income tax expense	412	1,042
Gain on sale of property, plant and equipment	(162)	(469)
LIFO charge	577	392
Asset impairments	458	—
Other	523	199
Changes in operating assets and liabilities, net of effects of acquisitions
Accounts and notes receivable	5,586	(2,579)
Inventories	(16,667)	(6,615)
Prepaid expenses	(3,111)	1,607
Accounts payable	15,721	5,214
Accrued expenses	4,608	2,193
Income taxes payable	2,307	(209)
Other assets and liabilities	(1,527)	(238)
Net cash provided by operating activities	25,300	17,178

Investing activities:
Disposal of property, plant and equipment	272	1,937
Additions to property, plant and equipment	(2,826)	(2,958)
Loans to customers	(367)	(2,513)
Payments from customers on loans	808	580
Purchase of marketable securities	(1,182)	—
Sale of marketable securities	2,020	—
Corporate owned life insurance, net	(1,102)	—
Other	143	—
Net cash used in investing activities	(2,234)	(2,954)

Financing activities:
Payments of revolving debt	(10,000)	—
Dividends paid	(1,712)	(1,649)
Proceeds from exercise of stock options	480	1,509
Proceeds from employee stock purchase plan	296	357
Proceeds from long-term debt	150,087	—
Payments of long-term debt	(384)	(343)
Payments of capitalized lease obligations	(605)	(588)
Decrease in outstanding checks	(1,199)	(17,198)
Payments of deferred finance costs	(4,661)	—

Net cash provided (used) by financing activities	132,302	(17,912)
Net increase (decrease) in cash	155,368	(3,688)
Cash at beginning of period	5,029	12,757
Cash at end of period	$160,397	9,069

NASH FINCH COMPANY AND SUBSIDIARIES

Supplemental Data (Unaudited)

	Twelve Weeks Ended March 26, 2005		Twelve Weeks Ended March 27, 2004
Other Data (In thousands)

Cash from operations	$25,300		17,178
Debt to total capitalization	58%		56%
Total debt	$384,141		330,930
Capital spending	$2,826		2,958
Capitalization	$666,239		593,504
Stockholders’ equity	$282,098		262,574
Working Capital Ratio (a)	2.23		3.51

Non-GAAP Data
Consolidated EBITDA (b)	$23,337		24,034
Interest Coverage Ratio - trailing 4 qtrs. (Consolidated EBITDA to interest expense) (c)	5.53		4.12
Leverage Ratio - trailing 4 qtrs. (debt to Consolidated EBITDA) (d)	3.03		2.72
Senior Secured Leverage Ratio (e)	1.38		—

Comparable GAAP Data
Earnings before income taxes to interest expense (c)	0.99		1.84
Debt to earnings before income taxes (d)	16.85		6.09
Senior secured debt to earnings before income taxes (e)	7.67		—

	Required Ratio		Actual Ratio
Debt Covenants
Interest Coverage Ratio	3.50 (minimum	)	5.53
Leverage Ratio	3.50 (maximum	)	3.03
Senior Secured Leverage Ratio	2.75 (maximum	)	1.38
Working Capital Ratio	1.50 (minimum	)	2.23

(a)          Working Capital Ratio is defined as net trade accounts receivable plus inventory divided by the sum of loans and letters of credit outstanding under the new credit agreement plus certain additional secured debt.

(b)         Consolidated EBITDA, as defined in our credit agreement, is earnings before interest, income tax, depreciation and amortization, adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the ordinary course of business, and non-cash charges (such as LIFO, asset impairments and closed store lease costs), less cash payments made during the current period on non-cash charges recorded in prior periods.  Consolidated EBITDA should not be considered an alternative measure of our net income, operating performance, cash flows or liquidity. The amount of Consolidated EBITDA is provided as additional information relevant to compliance with our debt covenants.

(c)          Interest Coverage Ratio is defined as the Company’s Consolidated EBITDA divided by interest expense for the four trailing quarters ending March 26, 2005 and March 27, 2004, respectively.  The most comparable GAAP ratio is earnings before income taxes divided by interest expense for the same periods.

(d)         Leverage Ratio is defined as the Company’s end of period debt at March 26, 2005 and March 27, 2004, divided by Consolidated EBITDA for the respective four trailing quarters.  The most comparable GAAP ratio is debt at the same dates divided by earnings before income taxes for the respective four trailing quarters.

(e)          Senior Secured Leverage Ratio is defined as total senior secured debt at March 26, 2005 divided by Consolidated EBITDA for the trailing four quarters. The most comparable GAAP ratio is earnings before income taxes divided by interest expense for the same periods. The Senior Secured Leverage Ratio is a new covenant under the credit facility entered in the fourth quarter of fiscal 2004. Comparative data as of March 27, 2004 is not presented because this was not a covenant under the prior credit facility.

Reconciliation of Consolidated EBITDA (in thousands)

Consolidated EBITDA is derived from the Company’s earnings before income taxes as follows:

	2004 Qtr 2	2004 Qtr 3	2004 Qtr 4	2005 Qtr 1	Rolling 4 Qtr

Earnings before income taxes	(25,639)	22,620	14,461	11,361	22,803
Add/(deduct)
Interest expense	6,487	7,799	5,007	3,764	23,057
Depreciation and amortization	9,800	11,615	8,670	8,374	38,459
LIFO	783	1,043	1,307	577	3,710
Closed store lease costs	1,146	643	3,211	178	5,178
Asset Impairments	—	—	853	458	1,311
Gains on sale of real estate	(14)	(3,317)	(2,173)	—	(5,504)
Subsequent cash payments on non-cash charges	(625)	(1,633)	(693)	(1,375)	(4,326)
Extinguishment of debt	—	—	7,204	—	7,204
Special charges	36,494	—	(1,715)	—	34,779
Total Consolidated EBITDA	28,432	38,770	36,132	23,337	126,671

	Qtr 2	Qtr 3	Qtr 4	Qtr 1	Rolling 4 Qtr
Consolidated EBITDA by Segment
Food Distribution	19,650	25,151	20,643	17,450	82,894
Military	8,988	11,340	9,029	9,315	38,672
Retail	7,414	14,515	12,678	8,286	42,893
Unallocated Corporate Overhead	(7,620)	(12,236)	(6,218)	(11,714)	(37,788)
	28,432	38,770	36,132	23,337	126,671

	2003 Qtr 2	2003 Qtr 3	2003 Qtr 4	2004 Qtr 1	Rolling 4 Qtr

Earnings before income taxes	11,910	14,105	20,572	7,757	54,344
Add/(deduct)
Interest expense	7,035	9,011	7,032	6,505	29,583
Depreciation and amortization	9,642	13,098	10,232	10,156	43,128
LIFO	400	41	(1,961)	392	(1,128)
Closed store lease costs	32	583	187	(129)	673
Asset Impairments	—	1,725	591	—	2,316
Gains on sale of real estate	(126)	(218)	(338)	(82)	(764)
Subsequent cash payments on non-cash charges	(508)	(602)	(598)	(565)	(2,273)
Curtailment of post retirement health care plan	—	—	(4,004)	—	(4,004)
Total Consolidated EBITDA	28,385	37,743	31,713	24,034	121,875

	Qtr 2	Qtr 3	Qtr 4	Qtr 1	Rolling 4 Qtr
Consolidated EBITDA by Segment
Food Distribution	16,288	24,440	18,615	16,441	75,784
Military	7,046	9,736	8,992	8,579	34,353
Retail	13,110	13,099	9,851	6,743	42,803
Unallocated Corporate Overhead	(8,059)	(9,532)	(5,745)	(7,729)	(31,065)
	28,385	37,743	31,713	24,034	121,875

Impact on actual results for fiscal year 2004 (In thousands, except per share amounts)

	Fifty-Two Weeks Ended January 1, 2005
	$	EPS
Net earnings from continuing operations as reported	14,877	1.18

Items referenced in the press release
Call premium for early redemption of Senior Subordinated Notes (Q4 2004)	2,819	0.22
Write-off of unamortized finance costs and original issuance discount on credit facility and senior subordinated notes (Q4 2004)	1,525	0.12
Change in estimate of special charge from store dispositions (Q4 2004)	(1,312)	(0.10)
Special charges from store dispositions (Q2 2004)	22,262	1.76
Store closure cost reflected in operations (Q2 2004)	2,009	0.16
Reduction in income tax expense (Q4 2004, Q3 2004)	(3,300)	(0.27)